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                                                                    EXHIBIT 10.7

                    LEASE AGREEMENT FOR OFFICE ACCOMMODATION
                AND OTHER BUSINESS ACCOMMODATION NOT GOVERNED BY
                    ARTICLE 7A: 1624 OF THE DUTCH CIVIL CODE

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based on the model adopted by the Real Property Council in February 1996.

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The undersigned:

NEDERLANDSE PHILIPS BEDRIJVEN B.V., established in Eindhoven, lawfully represented by Mr. Dijkema in his capacity as director hereafter referred to as the "Lessor";

and

UNIPHASE NETHERLANDS B.V., established in Eindhoven, the Netherlands, lawfully represented by Mr. Ian Jenks in his capacity as director of Uniphase Netherlands B.V., hereafter referred to as the "Lessee",


HAVE AGREED AS FOLLOWS


ARTICLE 1 - THE LEASED PROPERTY, DESIGNATION, USE

1.1. This agreement relates to the business accommodation (hereafter referred to as the "leased premises") consisting of the following accommodation:

                              gross m(2)   net m(2) annual rent in NLG
                WAD            2,070       1,007        263,834
                WAM            2,070          90         23,580
                WBC/WBD        8,400       6,000      2,900,000
                TOTAL         12,540       7,097      3,187,414


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        The rent relates to the calendar year 1998 and with respect to the buildings WAM and WAD includes the maintenance costs and service costs.

1.2. The leased premises are located at the Natlab site, Professor Holstlaan at Eindhoven, including 130 parking places at the Natlab site. Staff can use additional parking places, provided they are available.

1.3. A drawing showing the location of the leased premises is attached in annex 1a. A detailed list of the rooms and spaces leased in WAD and WAM is attached in annex 1b. The buildings WBC/WBD are described in the building plan certified by the parties and attached to this agreement as annex 2. This plan shall form an integral part of this agreement.

1.4. The lessee shall have the right to change the building plan of buildings WBC/WBD from the date of signing this agreement. In the event such changes in the building plan increase or decrease the building costs, the rent with respect to these buildings will be adjusted accordingly on the assumption that the rent will amount to 10% of the investment costs, exclusive of VAT. According to the building plan the investment costs amount to NLG 29,000,000 exclusive of VAT.

1.5. The leased premises may be used as office space, for assembling purposes, storage or production. Lessee shall have the right to access for 24 hours a day. The installations, equipment and facilities present in the leased premises at the moment of entry into force of this agreement are part of the leased premises, unless they are listed in schedule 1.25 of the Master Purchase Agreement of same date, containing the schedule of the installations, equipment and facilities owned or leased by the lessee.

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1.6.    Without the Lessor's prior permission, the Lessee may not assign to the leased property a designation different from the one specified in
        Article 1.2. However, the lessee is entitled to change at its own account, the designation of part of the premises into another designation as described in Article 1.2, subject to that determined in
        Article 6.1.

1.7. The maximum permissible load which may be placed on the floors of the leased property shall be 600kg/m(2) for manufacturing space and 300kg/m(2) for office space.

ARTICLE 2 - CONDITIONS

2.1. This agreement shall include the general conditions pertaining to the leasing of office accommodation and other business accommodation not governed by Article 7A: 1624, Dutch Civil Code of February 1996 (hereafter referred to as the "general conditions"). The general conditions are part of the lease and attached in annex 3.

ARTICLE 3 - TERM, RENEWAL, TERMINATION

3.1. This agreement has been concluded for a term of 5 (five) years with respect to the buildings WAM and WAD, commencing on 1 June 1998 and expiring on 31 May 2003.

3.2. The lease term with respect to buildings WBC and WBD shall be 20 (twenty) years, commencing on the date of delivery of these buildings and terminating 20 years thereafter.



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3.3.    After expiry of the term specified in Article 3.1 with respect to the buildings WAD and WAM, this agreement shall be renewed for a consecutive term of five (5) years, thus until 31 May 2008. At Philips' option, such lease will either be extended on similar conditions (adjusted so as to take into account market rate developments for such leases) for another 5 year period, or Uniphase may be offered similar accommodation in the vicinity of the facilities.

3.4. The agreement may be terminated by either party with respect to each building or functional part thereof, if mutually agreed, with due observance of a minimum notice period of 12 (twelve) months.

3.5.    Notice must be given by writ or registered letter.

3.6. Premature termination of this agreement shall be allowed in the situations specified in Article 7 of the general conditions.

ARTICLE 4 - PAYMENT OBLIGATION, PAYMENT PERIOD

4.1.    The lessee's payment obligation shall comprise of:

        - the rent, which is with respect to the buildings WAM and WAD inclusive of the maintenance costs and the service costs;

        - the value-added tax due on the rent, or an equivalent amount in accordance with Article 5.

4.2. The rent with respect to the buildings WAD and WAM amounts to NLG 262 per square meter and includes the services specified in annex 4.

4.3. The rent of the buildings WBC and WBD shall amount to 10% of the investment costs. The anticipated rent amounts to NLG 2,900,000 per year, based on the capital price of the building, which according to the current building plan, amounts to NLG 29,000,000.


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4.4.    The payment obligation with respect to the buildings WBC and WBD starts on the date the buildings are available for occupation.

4.5. The rent shall be adjusted in accordance with Articles 4.1 - 4.4 of the general conditions for the first time on 1 January 2000. The parties agree that the rent will not be adjusted to the market.

4.6. The Lessor shall supply the services marked in annex 4 with respect to the building WAD and WAM. Should the Lessee wish to hire other services listed in annex 4, Lessor shall supply these services at the rates mentioned therein.

4.7. If required to do so by the Lessee, the Lessor will with respect to the buildings WBC and WBD supply the services specified in annex 4 to the Lessee as well as site services referred to in the site service agreement attached in annex 5, on comparable terms and conditions of that agreement.

4.8. For every payment period shall be 1 (one) calendar month. Payments are due on the first day of the month.

ARTICLE 5 - VALUE-ADDED (VAT)

5.1.    All sums specified in this agreement shall be exclusive of VAT.

5.2. The parties agree that the Lessor shall charge the Lessee VAT on the rent.

5.3. The Lessee herewith grants the Lessor and its legal successor(s) an irrevocable power of attorney to file a joint application under Article 11(1)(b)(5) of the Sales Tax Act 1968 (application for taxed lease).
        The Lessee shall on request co-sign the application and return it to the Lessor within 14 days of receiving it from the Lessor.


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5.4.    Lessee declares that it is using the leased premises for purposes which allow it to recover at least 90% of the VAT calculated on the rent installments. In the event this is no longer so, Lessee will report this in writing to the Lessor.

5.5. In the event that the tax authorities, notwithstanding a properly filed option request, do not allow a VAT taxed rent, or in the event approval of taxed rent be withdrawn, Lessee shall compensate Lessor for its damage as a result of the fact that part of the VAT that the Lessor deducted when constructing the leased premises shall be reimbursed to the tax authorities. The compensation to be paid by Lessee will occur by way of increase of the rent, this being at most the amount of VAT that should have been due if taxed rent was allowed.

5.6 Notwithstanding the foregoing, the Lessor is entitled to an additional increase of the rent in accordance with the damage resulting from the fact that it cannot recover its VAT on maintenance costs. This only refers to the buildings WAD and WAM.

5.7 The Lessor shall supply all information and documents to the Lessee, which reasonably can be required, with respect to its damage referred to in this article. The Lessee shall have right to an audit with respect to the damage claimed. The Lessor shall cooperate with such audit and make available all books and documents reasonably required by Lessee to it and to its accounts.

ARTICLE 6 - MISCELLANEOUS

6.1 The Lessee is, after having acquired written consent from the Lessor, entitled to make structural and other adjustments to the leased premises. The Lessor may give its consent conditionally, but may not withhold its consent on unreasonable grounds. All adjustments will remain the Lessee's property and Lessee will be entitled to remove these adjustments unless the parties agree otherwise. They may agree the following:

        (1) the adjustments may not be taken away at the end of the lease; the


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        Lessee is or is not entitled to compensation by Lessor of part of the investments; or (2) the Lessee shall remove the adjustments at its own costs.

6.2 The soil investigation report dated 14 November 1997 with respect to the buildings WBC and WBD and the soil investigation report dated 28 May 1998 with respect to the buildings WAM/WAW and WAD provides a zero situation with respect to any soil pollution possibly caused by Lessee as referred to in Article 2.6.1 of the general conditions. These reports are attached in annex 6.

6.3 Lessor shall promptly after signing this agreement conduct at its own account a soil investigation with respect to the buildings WAD and WAM, which will serve as zero situation referred to in Article 6.2.

6.4 In deviation to that determined in Articles 2.5.1 and 2.5.2 of the general conditions, the Lessee shall comply with all the terms and conditions of the Environmental Control Act Permit issued to Lessor and relating to the activities performed by Lessee in the leased premises. The Lessee has received copy of this permit. The Lessor guarantees that the competent authorities approve of the Lessee performing its business subject to Lessor's Environmental Control Act Permit.

6.5 The Lessor undertakes to assist the Lessee with further developing the Internal Environmental report and to assist the Lessee with filing the request for an Environmental Control Act Permit, should this be necessary, without being entitled to recover the costs thereof from the Lessee.

6.6 If the parties agree on the terms and conditions of the building plan and provided that the Lessor obtains all required permits, consents etc. in relation to the building plan. NPB will construct at Uniphase's request an Assembly building adjacent to the buildings WBC/WBD. Uniphase shall file the request at such time, that construction of the building is effected within 60 months from the date of this agreement. In the event NPB sells


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        the leased premises on the condition that each new owner of the premises shall be obliged to construct the Assembly building on the terms set forth above. The Lessee shall lease this building on the same terms and conditions of this lease. The rent shall amount to 10% of the investment costs and the lease period shall be coterminous with the lease term of the buildings WBC/WBD.

6.7 The Lessor shall take out insurance (opstal- en brandverzekering) with respect to the leased premises at its own account.

6.8 In addition to that determined in Articles 2.8 and 2.10.2 under b of the general conditions, the Lessee shall be entitled to advertise its name and product at the entrance of and elsewhere at the Natlab site, provided that such advertisements can be deemed to be reasonable acceptable to the Lessor.

6.9 In deviation of that determined in Article 9 of the general conditions both daily maintenance and structural maintenance of the buildings WBC and WBD are at Lessee's expense. The Lessee shall conduct the maintenance in accordance with a maintenance plan approved of by the Lessor.

6.10 In deviation to that determined Article 17.2 and 17.3 of the general conditions the Lessee is entitled to damages for late delivery of the buildings WBC and WBD if and to the extent that the Lessor is entitled recover these damages under the building contract.

ARTICLE 7 - GUARANTEE

7.1 In deviation of the determined in Article 8.1 of the general conditions, the Lessee shall not be obliged to issue a bank guarantee, provided that Uniphase Corporation being Lessee's parent company guarantees the fulfillment by Lessee of its obligations resulting from this agreement.


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ARTICLE 8 - MANAGER

8.1 Subject to any statement to the contrary, the Lessor's manager shall be The Facility Management of the Nat.lab.

ARTICLE 9 - ADDENDA

9.1     This agreement shall comprise the following addenda:

        -       annex 1a: drawings of the leased premises

        -       annex 1b: rooms and spaces leased

        -       annex 2: building plan WBC/WBD

        -       annex 3: general conditions

        -       annex 4: schedule of rent

        -       annex 5: site service agreement

        -       annex 6: soil investigation reports.

Drawn up and signed in triplicate originals,



/s/ M. DIJKEMA                                     /s/ IAN JENKS

--------------,-----------                        -----------------,------------

Lessor:Nederlandse Philips Bedrijven B.V.   Lessee: Uniphase Netherlands B.V.



/s/ DAN E. PETTIT
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Uniphase Corporation,
as guarantor


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                                     ADDENDA

Pursuant to Item 601(b)(2) of Regulation S-K, the Addenda to the Lease Agreement have been omitted. The Addenda will be submitted to the Securities and Exchange Commission upon request.